Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement’) is made and entered into as of the 10th day of January, 2020, by and between Eagle Financial Services, Inc., a Virginia corporation (the “Corporation”) and Kaley P. Crosen (“Employee”). This Agreement amends and restates the employment agreement entered into as of December 31, 2008.

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank;

WHEREAS, Employee has been involved in the management of the business and affairs of the Corporation and, therefore, possesses managerial experience, knowledge, skills and expertise in such type of business; and

WHEREAS, the Corporation wishes to retain your valuable services, and you wish to make your services available to the Corporation on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1. Employment. (a) Employee shall be employed as Chief Human Resources Officer of the Corporation and Chief Human Resources Officer of the Corporation’s wholly-owned subsidiary, Bank of Clarke County (the “Bank”) and shall discharge such duties and as may be assigned to him by the Corporation or the Bank from time to time.

(b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2. Term and Renewal. The initial term of this Agreement shall end on December 31, 2021 unless earlier terminated as provided herein. However, on December 31, 2021, and each December 31 thereafter, the term of this Agreement shall be renewed and extended by one year, unless Employee or the Corporation gives notice to the other in writing, at least 90 days prior to the applicable December 31, that the term shall not be renewed and extended.

Section 3. Exclusive Service. Employee shall devote his best efforts and full business time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to officers of banks.

Section 4. Compensation and Benefits.

(a)     Salary. As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $144,000 payable in accordance with the normal payroll procedures and schedule of the Corporation, but no less frequently than monthly. The Board of Directors, in its discretion, may increase Employee’s base salary during the term of this Agreement. The Corporation shall withhold from such salary payments amounts for state and federal income taxes, social security taxes, and such other payroll deductions as may from time to time be required by law. Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Corporation.

(b)     Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in all cash and non-cash employee benefit plans maintained by the Corporation for its executive officers.

(c)     Bonuses. Employee shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Employee. The Corporation shall withhold from such bonus payments amounts for state and federal income taxes, social security taxes, and such other payroll deductions as may from time to time be required by law

(d)     Expense Account. The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include business meals, out-of-town lodging and travel expenses and other items identified in written rules and policies of the Corporation. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports. No reimbursement provided under this Section 4(d) during one calendar year shall affect the expenses eligible for reimbursement during another calendar year.

(e)     Paid Time Off. Employee shall be entitled to the same paid time off policies as the Board of Directors may from time to time designate for all full-time employees of the Corporation.

Section 5. Termination.

(a)     Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 6, 7 and 8.

(b)     Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.

(c)     This Agreement shall terminate upon death of Employee; provided, however, that in such event the Corporation shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs.

(d)     (1) The Corporation may terminate Employee’s employment other than for “Cause”, as defined in Section 5(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined, subject to the following. Employee must provide written notice to the Corporation of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice, the Corporation shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and Employee’s employment shall continue in effect during such time so long as the Corporation is making diligent efforts to cure. In the event the Corporation shall remedy in good faith the event or condition constituting Good Reason, as determined by the Employee’s good faith and reasonable judgment, then such notice of termination shall be null and void, and the Corporation shall not be required to pay the amount due to Employee under this Section 5(d) (or under Section 5(i), if applicable.) In the event Employee’s employment terminates pursuant to this Section 5(d), provided the Executive signs a release and waiver of claims in a form satisfactory to the Corporation, which the Corporation shall provide to Employee no later than the date of termination (the “Release”), and the Release has become effective within thirty (30) days of Employee’s date of termination:

(i) Employee shall continue to receive his base salary at the rate in effect immediately preceding such termination, for twenty-four (24) months following Employee’s termination of employment (the “Severance Period”) such payments to be made at the times such payments would have been made in accordance with Section 4(a);

(ii) Employee shall receive a payment in cash within thirty (30) days of Employee’s date of termination equal to the greater of (a) the amount of the highest cash bonus paid or payable to him in respect of any of the three (3) fiscal years of the Corporation prior to the fiscal year in which his employment terminates, and (b) the amount of cash bonus Employee was designated to receive under the Corporation’s annual incentive plan;

(iii) Employee shall receive a welfare continuance benefit (the “Welfare Continuance Benefit”) in an amount equal to (x) eighteen (18) times (y) the excess of the premium that would apply as of Employee’s date of termination for continued health, dental and vision coverage for Employee and his “qualified beneficiaries” (as defined in Section 4980B of the Code), if COBRA continuation were elected for such coverage, over the amount that Employee paid for such coverage immediately before the termination of his employment. Employee may use the Welfare Continuance Benefit, as Employee wishes, including for payment of insurance premiums. The Welfare Continuance Benefit will be paid in a lump sum cash payment within thirty (30) days of Employee’s date of termination.

(2) Notwithstanding anything in this Agreement to the contrary:

(i) If Employee breaches Section 6 or 7, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 5(d); and

(ii) If, while he is receiving payments under this Section 5(d), Employee engages in a Competitive Business within the area described in Section 7(a)(i) or otherwise engages in conduct described in Section 7(a) or Section 7(b), such payments will cease and he will not thereafter be entitled to receive any compensation or benefits pursuant to this Section 5(d) even though such conduct occurs after the covenants contained in Section 7 have expired.

(3) Except as set forth in Section 5(d)(2), upon the timely execution and non-revocation of the Release, the Corporation’s obligation to pay Employee the compensation provided in Section 5(d)(1) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Employee or from whosoever may be entitled thereto, for any reason whatsoever. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(4) For purposes of this Agreement, “Good Reason” shall mean:

(i) Requiring Employee to maintain his principal office outside of a 25-mile radius of Clarke County, Virginia unless the Corporation moves its principal executive offices to the place to which Employee is required to move;

(ii) A reduction by the Corporation of Employee’s base salary, as the same may have been increased from time to time;

(iii) The failure of the Corporation to provide Employee with either substantially the same fringe benefits as provided to him at the inception of this Agreement or with in fringe benefits that are as least as favorable, in the aggregate, as fringe benefits provided to him at the inception of this Agreement;

(iv) The Corporation’s failure to comply with any material term of this Agreement (other than a change in Employee’s duties or title, which shall not constitute Good Reason); or

(v) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

(e) The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, as defined herein, which termination shall be effective immediately. Termination for “Cause” shall include termination for Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties of Employee’s position, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of its Affiliates, a material violation of the Corporation’s work rules, Code of Ethics or policies, or material breach of any other provision of this Agreement, in each case which is not remedied by Employee (if reasonably capable of remedy) within thirty (30) after the date the Corporation provides written notice to Employee of the issue. The term “Cause” also shall include the Employee’s failure for any reason within thirty (30) days after receipt by Employee of written notice from the Corporation to correct, cease, or otherwise alter any action or omission that could materially or adversely affect the Corporation’s profits, reputation or operations.

In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f) The Corporation may terminate Employee’s employment under this Agreement, after having established Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the ninetieth (90th) day, or at the end of accrued time off (sick, vacation, personal), after receipt of such notice if within ninety (90) days, or the number of available accrued days (sick, vacation, personal), after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than thirteen (13) consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs by a notice served pursuant to the Federal Reserve Act, the Bank Holding Company Act of 1956 or the Federal Deposit Insurance Act or the Code of Virginia, each as amended, the Corporation’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended with any such payment made by March 15 following the calendar year in which such charges are dismissed.

(h) If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under the Federal Reserve Act, the Bank Holding Company Act of 1956 or the Federal Deposit Insurance Act or the Code of Virginia, each as amended, all obligations of the Corporation under this Agreement, and Employee’s obligations under Section 7(a) of this Agreement, shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i)     (1) If Employee’s employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then, provided the Executive signs the Release, and the Release has become effective within thirty (30) days of Employee’s date of termination, then on or within thirty (30) days following Employee’s last day of employment with the Corporation, the Corporation shall pay to Employee a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any, of 299% of Employee’s “annualized includable compensation for the base period,” as defined in Section 280G of Code, over the total amount payable to Employee under Section 5(d).

(2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within one year of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(3) It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, together with any other payments or benefits to which Employee is entitled under this Agreement or otherwise, would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

(j) Effective upon Employee’s termination of employment for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, employee, or member of the Board of Directors (or committee thereof) of the Corporation or any of its Affiliates.

Section 6. Confidentiality/Nondisclosure and Return of Property. Employee covenants and agrees that any and all proprietary information maintained as confidential by the Corporation concerning its customers, or its businesses and services of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets within the meaning of the Virginia Trade Secrets Act, business operations, business records, customer lists or other customer information. Upon termination of employment for any reason, Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. This Section 6 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Section 7. Restrictive Covenants.

(a) During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a fifty (50) mile radius of the principal executive offices of the Corporation on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Corporation to make deposits in or to become customers of any other financial institution conducting a Competitive Business. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services and any other products and services substantially similar to those offered by the Corporation on the date that Employee’s employment terminates. Employee’s obligations under this Section 7(a) shall terminate on the date a Change of Control occurs.

(b) During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever induce any individuals to terminate their employment with the Corporation or the Bank.

Section 8. Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 6 and 7 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 6 or 7 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 6 or Section 7. The covenants contained in Sections 6 and 7 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 7 above is unenforceable as being overbroad as to time, area or scope, if consistent with applicable public policy, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

Section 9. Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Corporation” shall include any successor to its business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 10. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 11. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 12. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.

Section 13. Entire Agreement.

(a) This Agreement, as amended and restated hereby, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 14. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 15. Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 16. Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 17. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered accordingly. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each payment under this Agreement, including each installment payment under this Agreement, shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A of the Code.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or, if sooner, the date of Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 5 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and that is subject to a release’s becoming effective, and that would otherwise be paid in the first 30 days after your termination date shall be paid, if at all, on such 30th day (subject to any required delay under the preceding paragraph) and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Corporation’s applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

Section 18. Regulatory Prohibition. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if: (i) such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (a “Regulatory Authority”) because the Corporation or any of its subsidiaries is determined by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound manner; or (ii) such payment or action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation or any of its subsidiaries, including, without limitation, the Federal Deposit Insurance Act and the regulations thereunder presently found at 12 C.F.R. Part 359, as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, or any Regulatory Authority or (C) otherwise would be prohibited by any Regulatory Authority. If any payment hereunder is found by any Regulatory Authority, after a full and fair opportunity to be heard, to be in violation of the foregoing, any payment found to have been made in violation of the foregoing shall be immediately returned by Executive to the Corporation.

[Signatures on next page]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the day and year first above written.

EAGLE FINANCIAL SERVICES, INC.

	By:	/s/ Brandon C. Lorey
	Title:	President and Chief Executive Officer

ATTEST:
/s/ Kaley P. Crosen

EMPLOYEE

/s/ Kaley P. Crosen
Kaley P. Crosen

ATTEST:
/s/ Shari L. Flesher